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                                                              Exhibit 18.1

June 8, 1999



Lamonts Apparel, Inc.
Kirkland, Washington

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended May 1, 1999, of the facts relating to a change in accounting principle for inventories from the Last-In-First-Out (LIFO) retail method to the First-In-First-Out (FIFO) retail method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Lamonts Apparel, Inc. and its consolidated subsidiaries (collectively, the Company), that the accounting change described in your Form 10-Q is an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to January 30, 1999. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to January 30, 1999.

Yours truly,


/s/ Deloitte & Touche LLP
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